EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between, Advanced ID Corporation (“Company”), and Daniel W. Finch, the undersigned individual (“Executive”) effective this 15th day of September 2005.

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Employment.
a.
Term. The Company hereby employs Executive to serve as President and Chief Executive Officer of the Company and AVID Canada Corporation. The employment with the Company is not for any specific period of time. As a result, either the Company or the Executives is free to terminate the employment relationship at any time, subject to the other provision of this Agreement.

b.
Duties and Responsibilities. Executive will be reporting to the Company’s Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the President and Chief Executive Officer’s position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s board.

c.	Location. The location at which Executive shall perform service for the Company shall be Calgary, Alberta, or any location approved by the Board of Directors.

2.	Compensation.
a.
Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $94,200.00; payable in semi-monthly installment is US Dollars consistent with Company’s payroll practices. The annual Base Salary shall be reviewed on or before the anniversary of each year, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement, by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company.

b.
Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

c.
Bonus. Executive shall also be entitled to a bonus determined at the sole discretion of the Board of Directors. The Company shall set proposed milestones and proposed bonuses if those milestones are met each year. It is acknowledged and agreed between the parties hereto that as at the execution date of this Agreement, the only bonuses currently in effect consists of the Stock Options as set out in Clause 3(d) below.

d.	Relocation Expenses. The Executive will be entitled to receive a lump sum of $5,000.00 for moving expenses. This amount will be remitted to Executive 30 days after signature of contract.

3.	Other Employment Benefits.
a.
Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

b.
Benefit Plans. Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock options or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. Executive may participate in an alternative medical plan reimbursable to the Executive at the same rate of the Company’s current plan.

c.
Vacation. Executive shall be entitled to three (3) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

d.	Stock Options. Executive will receive the option to purchase 1,000,000 shares of Company at the price determined on the date of the contract based on the following criteria:
WHEN THE REVENUE OF COMPANY INCREASES BY $1,000,000, EXECUTIVE WILL BE ABLE TO EXERCISE HIS OPTION FOR THE PURCHASE OF 100,000 SHARES. IN ADDITION, THE EXECUTIVE WILL BE ABLE TO FURTHER EXERCISE HIS OPTION FOR THE PURCHASE OF 100,000 SHARES ON EACH ADDITIONAL INCREASE OF REVENUE OF $1,000,000 UP TO $10,000,000 OF REVENUE TOTALLING 1,000,000 SHARES. Revenue is determined as all revenue of Advanced ID commencing at the beginning of the current fiscal year of the Company and ending at the end of the current fiscal year, not including revenue for Thailand/AIDO TAIP project.

Subject to section 5, Executive will have the right to exercise his option within 30 days of said termination. The number of options available to the Executive upon termination shall be determined in accordance with the formula set out above.

All shares issued to the Executive pursuant to his exercise of the aforedescribed stock options shall be issued and subject to all regulatory requirements including, if necessary, such hold period as legally required.

e.
No Other Benefits. Subject to Section 5(b), Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans including but without limiting the generality of the foregoing, health plans or other health benefits.

4.
Executive’s Business Activities. Executive shall devote all of this entire business time, attention and energy exclusively to the businesses and affairs of the Company, Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect this ability to carry out his duties hereunder.

5.	Termination of Employment.
a.
For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: 1)conviction of a felony, or a misdemeanor where imprisonment is imposed, 2)mission of any act of theft, fraud, or falsification of any employment or Company records in any material way, 3) executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or 4) material breach of this Agreement which breach is not cured within ten (10) days following written notice of such breach. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

b.
Without Cause. The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form. Executive shall also be entitled to maintain his or her options, including all bonus options earned as per Clause 3(d) above to the date of termination, under the identical terms except that any non-vested options shall immediately become vested on the date of termination

c.
Termination for Good Reason. If Executive terminated his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the besting benefits set forth in Section 3(d)(5) and the severance benefits set forth in Section 5(b). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) relocation of the Company’s executive offices more than forty miles from the current location, without Executives concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Executive’s concurrence; (iv) any significant change in the Executive’s duties and responsibilities; or (v) a change in control which shall mean: (1) the acquisition (other than from Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (2) the failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or (3) approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding voting securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the assets of Company.

d.
Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6.
Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

7.
Death of Executive. In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death.

8.
Confidential Information. Executive shall hold in confidence and not divulge to any third party any information concerning the affairs of the Company or any proprietary information of a secret or confidential nature owned or obtained by the Company which may have been disclosed to Executive by the Company or developed for the Company by Executive. Furthermore, Executive shall not use the information, which has been disclosed to tit by the Company or developed for the Company by Executive for its own purpose or in connection with any work Executive may undertake for a third party. The obligations under this clause shall survive termination of this Agreement for any reason.

9.
Intellectual Property. Executive acknowledges that the Company shall or may, in reliance of this agreement, provide employees access to trade secrets, customers, and other confidential data and good will. Executive agrees to retain said information as confidential and not to use said information on his behalf or disclose same to any third party during the period of employment and for a period of one year following termination of employment and notwithstanding the cause or reason for termination.

Executive acknowledges that he has been employed, in party, for the purpose of creating ideas and material that are useful for the business of the Company. Executive further acknowledges that the Company is the owner of the Intellectual Property rights associated with these ideas and materials and he or she will sign any assignments necessary to transfer or confirm the assignment of such ownership.

Executive shall disclose promptly to the Board of Directors, all trade secrets, confidential information, inventions, designs, copyrightable works and trademarks (“Intellectual Property”) he may create, either by himself, or in cooperation with others, during the course of his employment.

Executive agrees to keep written or electronic records of the Intellectual Property he created at the office of the Company and further acknowledges that such records are the property to the Company. Executive shall not use any Intellectual Property that he may create during the course of his employment for any other purpose than Company business, nor shall the undersigned disclose such Intellectual Property at any time within on e year following termination of employment and notwithstanding the cause or reason for termination.

10.
Exclusive Employment. During employment with the Company, (a) Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity and (b) Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during h is employment or within one (1) year after it ends, without the Company’s express written consent, solicit or encourage any employee, agent, independent contractor, supplier, consultant, investor, or alliance partner to terminate or alter a relationship with the Company.

11.
Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

12.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada USA.

13.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

14.
Entire Agreement. This Agreement (including the equity documentation referred to herein, and any indemnification agreement between the Executive and the Company) contains the entire agreement of the parties with respect to the subject matter contained in the Agreement. There are no restrictions, promises, covenants, or undertakings between Company and Executive, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between parties. This Agreement may not be amended or modified except in writing executed by the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written

ADVANCED ID CORPORATION

/s/ Seymour Kazimirski	/s/ Terry Fields
Seymour Kazimirski, Director	Terry Fields, Director

/s/ Hubert Meier	/s/ David Goldenberg
Hubert Meier, Director	David Goldenberg, Director

/s/ Che Ki Li	/s/ Daniel W. Finch
Che Ki Li, Director	Daniel W. Finch, Executive